Exhibit 5.2

[GIBSON, DUNN & CRUTCHER LLP LETTERHEAD]

April 3, 2020

Algonquin Power & Utilities Corp.
354 Davis Road
Oakville, Ontario, Canada L6J 2X1

Re:	Algonquin Power & Utilities Corp.
Registration Statement on Form F-10

Ladies and Gentlemen:

We have acted as U.S. counsel to Algonquin Power & Utilities Corp., a Canadian corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of an Amendment No. 2 to the Registration Statement on Form F-10 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act and the proposed issuance and sale from time to time under the Securities Act of certain securities of the Company.

We consent to the use of our name under the caption “Interests of Experts” in the Amendment No. 2 to the Registration Statement and the prospectus that forms a part thereof.  In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP